UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2014

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2014, John D. Abernathy, a director of the Company since 1994, resigned from the Board of Directors of Sterling Construction Company, Inc. (the "Company.")

On January 21, 2014, the Board elected Paul J. Varello to fill the vacancy created by Mr. Abernathy's retirement to serve until the next Annual Meeting of Stockholders, and appointed him a member of the Audit Committee of the Board.

On January 21, 2014, the Board of Directors increased the size of the Board from nine directors to ten directors and elected Marian M. Davenport to fill the vacancy thereby created to serve until the next Annual Meeting of Stockholders, and appointed her a member of the Compensation Committee.

Mr. Varello, 70, is the Founder and Chairman of Commonwealth Engineering & Construction, LLC (CEC) of Houston, Texas, an engineering and construction management company specializing in the design and construction of major capital projects for the oil & gas, refining, alternative fuels, power, and related energy industries.  Prior to founding CEC in May 2003, Mr. Varello was Senior Partner of Varello & Associates, a company that provided technical assessments, economic evaluations, estimates and constructability reviews to project lenders, plant operators and engineering companies from September 2001 to May 2003.

From May 1990 to September 2001 Mr. Varello was Chairman of the Board and Chief Executive Officer of American Ref-Fuel Company of Houston, Texas.  The company was formed as a joint venture of two publicly-traded companies to develop, own and operate plants that convert solid municipal waste into energy.

For the eighteen years prior to 1990, Mr. Varello was with Fluor Corporation, a Fortune 500 company that provides engineering, procurement, construction, maintenance, and project management services to a wide range of global clients.  Mr. Varello started with Fluor as a project construction manager and rose to President of the Process Sector.

Mr. Varello has served on the board of directors of two public companies.  From 2005 to 2012, he was a director of Sims Metal Management Limited (NYSE: SMS and ASX: SGM), a global recycler of metals and electronics headquartered in Sydney Australia.  From 1992 to 1999 Mr. Varello served on the board of Ryland Group, Inc. (NYSE: RYL), a homebuilder and a mortgage-finance company located in the United States.

Mr. Varello is a Registered Professional Engineer in California, Texas and Louisiana, and holds a Bachelor of Civil Engineering from Villanova University. He is also a graduate of Harvard Business School's Advanced Management Program.

Ms. Davenport, 60, is currently the Executive Director of Genesys Works, a nationally-recognized nonprofit organization located in Houston, Texas that trains and employs economically disadvantaged high school students to work as professionals in major corporations during their senior year.

From September 2004 to March 2013, Ms. Davenport was associated with Big Brothers Big Sisters, a non-profit organization that provides one-to-one mentoring for children.  She held various positions in its affiliated organizations, including serving from September 2004 to June 2010 as President & Chief Executive Officer of Big Brothers Big Sisters of Greater Houston, and from June 2010 to March 2013 as Senior Vice President, Operations and Capacity Building of Big Brothers Big Sisters Lone Star.

From April 1997 to December 2002, Ms. Davenport was employed by Dynegy Inc., a publicly-traded company in the business of power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution.  She joined Dynegy as General Counsel, Commercial Development and rose to the position of Senior Vice President, Legislative and Regulatory Affairs.

Ms. Davenport holds a Bachelor of Arts, Liberal Arts and Sciences degree from The Colorado College, of Colorado Springs, Colorado, and a JD degree from the University of Denver, College of Law, in Denver, Colorado.  Ms. Davenport is a member of the bar of Texas.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2014	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President